EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contacts:
Fran Sevcik, 305-442-6559
954-559-1002 cell
Fsevcik@amcvmia.com

Stacey Brown, 312-240-2719 or
John Dillard, 212-704-8174
Edelman Worldwide

AMERICAN CLASSIC VOYAGES CO.
FILES VOLUNTARY PETITION FOR CHAPTER 11 REORGANIZATION

MIAMI, October 19, 2001 — American Classic Voyages Inc., (NASDAQ: AMCV), the largest U.S.-flag cruise company, today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in Wilmington, Del.

The company will cease operations for its Hawaii vessels, the ms Patriot and the ss Independence, tomorrow at the completion of their current cruises. Four of the company’s five Delta Queen vessels, including the American Queen, the Mississippi Queen, the Columbia Queen and the Cape May Light, also will cease operations at the completion of each vessel’s current cruise over the next three days. The Delta Queen steamboat, the company’s National Historic Landmark flagship, will continue to operate its scheduled future voyages.

In addition, AMCV said it intends to work with Northrop Grumman Corporation and the U.S. Maritime Administration with the goal to maintain construction on the two 1,900-passenger Project America ships, the largest cruise ships to be built in America in nearly 50 years.

“The tragic events of September 11 dealt a devastating blow to our business that has made it impossible to continue our full operations,” said Phil Calian, CEO of American Classic Voyages. “We will continue to operate on a much reduced scale to focus on our Mississippi River cruises, which have been the historic core of our company.”

In August, the company had reported increasing per diems and occupancy on its Hawaii ships, profitable performance on its Delta Queen vessels and that it had successfully reached an agreement with Northrop Grumman on the continuation of construction of the Project America cruise ships. In the four weeks subsequent to the September 11 terrorist attacks in New York and Washington, D.C., the company said its gross bookings declined 50%, its cancellations increased 30% and it faced a weakened cash position with no prospects for additional capital at this time.

“As a result of the September 11 attacks, the Chapter 11 filing became the only alternative to us to preserve our present cash supply, improve our balance sheet and minimize the impact, as much as we are able, on affected passengers and other stakeholders,” Calian said. “We are grateful to our customers for their support and we are doing the best we can to assist those affected by this decision.”

The company has established a customer information hotline (800-856-9904) and additional information is available on the company’s Web site at www.amcv.com. Individuals with reservations on future American Classic cruises other than the Delta Queen steamboat should contact their travel agent, their travel insurance company or their credit card company for information about obtaining a refund.

###

Note: The statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of American Classic Voyages Co. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include construction delays, complications or cost overruns in connection with the construction of new vessels; increases in cruise industry capacity and competition, as well as general business and economic conditions which may impact passenger yields and demand for the Company’s products; unscheduled repairs and/or dry-dockings of the Company’s vessels; the inability to obtain sufficient capital on commercially acceptable terms or generate sufficient funds from operations to finance the Company’s expansion plans and ongoing operations; successful completion of expansion plans, including the construction of new vessels; the impact of changes and/or repeal of laws and implementation of government regulations, and other factors which are described in further detail in American Classic Voyages’ filings with the Securities and Exchange Commission.